UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     FORM 12b-25

                              NOTIFICATION OF LATE FILING


(CHECK ONE):[_]Form 10-K [_]Form 20-F [_]Form 11-K  [X]Form 10-Q [_]Form N-SAR

                      For Period Ended:   April 30, 2011
                                          --------------

                 [_] Transition Report on Form 10-K
                 [_] Transition Report on Form 20-F
                 [_] Transition Report on Form 11-K
                 [_] Transition Report on Form 10-Q
                 [_] Transition Report on Form N-SAR
                 For the
                 Transaction Period
                 Ended:
                                          ----------------------



  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                 VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Advanced BioMedical Technologies, Inc.
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Full Name of Registrant

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Former Name if Applicable

350 Fifth Avenue, 59th Floor
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New York, NY 10118
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City, State and Zip Code



























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PART II - RULES 12b-25(b) AND (c)
[Missing Graphic Reference]

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [X]   (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort
               or expense;
  [X]   (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
               thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
  [_]   (c)    The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Information necessary for the filing of a complete and accurate Form 10-Q could not be gathered and reviewed within the prescribed time period without unreasonable effort and expense to the Company.

SEC 1344 (03-05)            Persons who are to respond to the collection of
                            information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Wang Hui          (718)            766-7898
      ---------------- --------------- --------------------
           (Name)        (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                            [X] Yes     [_] No
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [_] Yes     [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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


                      ADVANCED BIOMEDICAL TECHNOLOGIES, INC.
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                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    June 14, 2011                        By   / s/ Wang Hui
                                                  ------------------
                                                        Wang Hui
                                                      Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION
---------------------                               ---------------------------
              INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
                  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
                          (SEE 18 U.S.C. 1001)